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                                    FIRST AMENDMENT
                                           TO
                               FIRST AMENDED AND RESTATED

                           LIMITED LIABILITY COMPANY AGREEMENT
                                           OF
                               SHAMROCK LOGISTICS GP, LLC




         This First Amendment to First Amended and Restated Limited Liability Company Agreement of Shamrock Logistics GP, LLC (the "COMPANY") is entered into and executed by Diamond Shamrock Refining and Marketing Company (the "MEMBER"), as hereinafter provided.

         WHEREAS, the Member entered into that certain First Amended and Restated Limited Liability Company Agreement dated as of June 5, 2000 (the "AGREEMENT"); and

         WHEREAS, Section 2. of the Agreement permits the change in name of the Company.

         NOW THEREFORE, in consideration of the foregoing premises and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Member agrees as follows:

1. The first sentence of Section 2. of the Agreement is hereby amended in its entirety to read as follows:

                "The name of the Company is, and the business of the Company shall be conducted under the name of "VALERO GP, LLC." "

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         IN WITNESS WHEREOF, the Member has executed this Amendment to be effective as of the 31st day of December, 2001.

                                              MEMBER:

                                              DIAMOND SHAMROCK REFINING AND
                                              MARKETING COMPANY




                                              By: /s/ Todd Walker
                                              Name:  Todd Walker
                                              Title: Corporate Secretary